  Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is made and effective as of February 26, 2020 by and between Zoom Telephonics, Inc., a Delaware company with offices currently located at 225 Franklin Street, Boston, MA 02110 (the “Company”), and Jacquelyn Marie Barry Hamilton (the “Executive”), collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to employ Executive by engaging Executive to perform services under the terms hereof;

  and

WHEREAS, Executive wishes to be employed by the company and provide full-time services to the Company in return for the compensation and benefits detailed herein.

Statement of Agreement

FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, each of the Company, directly or through its subsidiaries, and Executive hereby agrees to the employment of Executive on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all of the Company’s policy and procedures regarding its employees.

1.
 Employment.

1.1.
   General
The Company shall employ Executive as a full-time employee of the Company effective as of February 26, 2020 (the “Start Date”), in the position set forth in Section 1.2, and upon the other terms and conditions herein provided. Executive has seven business days after signing to rescind this agreement. Executive agrees to devote her best efforts, energies, and skill to the discharge of the Responsibilities and Authorities set forth in Section 1.3 below.

1.2.
    Position
Executive shall serve as the Chief Financial Officer of the Company, with responsibilities and authority set forth in Section 1.3. Executive shall report to the CEO and, when requested, the Board of Directors.

1.3.
    Responsibility and Authority
(a)
Oversee accounting, audit, financial control and compliance, finance and treasury activities of the company
(b)
Directly manage the development, approval, distribution and management of budgets, and performance against budget tracking
(c)
Engage, evaluate and manage relationships with internal and external auditors and 3rd party providers of accounting, payroll, employee benefits, tax, equity management and other accounting and financial services provided to the company.
(d)
Work with CEO, staff and other executives to manage company performance in pursuit of stated annual company objectives for performance.
(e)
Work with CEO, staff and other executives to put in place business processes and business systems to improve accuracy, transparency and availability of key business data to support growth and scale of the business.
(f)
Advise CEO and, when required, the Board of Directors of risks affecting the business that may impede achievement of performance objectives
(g)
Advise CEO and, when required, the Board of Directors of any situation that could put the company at risk of being out of compliance with laws and regulations under which the company’s activities are governed in each location in which the company has business operations.
(h)
Assist CEO in development and management of company objectives and actively support tracking and reporting of key performance objectives.
(i)
Along with CEO, act as the face of the company when representing company financial performance to customers, investors, press, government and regulatory authorities.
(j)
The duties of Executive shall also include the performance of all the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, and/or the board of directors of the Company.

1.4.
Primary Place of Performance
Company’s principal executive office currently located at 225 Franklin Street, Boston, MA 02110. Executive understands that the principal executive office may change in the near future to a different location nearby. In addition, the Company may from time to time require Executive to travel temporarily to other domestic and international locations on Company business.

1.5.
 Term
The term of the Agreement commences on the Start Date and continues until employment terminates pursuant to Section 5 of this Agreement.

2.
Compensation and Related Matters.

2.1.
     Annual Base Salary
Executive shall initially receive a base salary payable at the annualized rate of US$185,000.00, subject to withholdings and deductions, and paid electronically to Executive’s designated bank accounts on a bi-weekly basis. Subject to Executive’s continued employment and good standing with the Company, annual base salary increases will be a minimum of the prior year US inflation rate plus 2%.

2.2.
Annual Bonus
Commencing on the Start Date, Executive shall be entitled to performance target bonuses, determined and paid semi-annually according to the Company fiscal year. Each bonus will be based on performance goals mutually agreed upon by the Executive and the CEO. The annual performance target bonus is set at a maximum of 35% with the first semi-annual bonus to be a maximum of 17.5% of the Executive’s annual base salary, plus any pro-rata amount, based on achievement of the mutually agreed objectives. The second and on-going semi-annual bonus will be up to a maximum of 17.5% of the Executive’s then annual base salary, based on achievement of mutually agreed objectives, plus any overachievement payments earned in accordance with the Company’s performance bonus plan in place for each year. All bonuses shall be paid in a lump sum, subject to withholdings and deductions, and paid electronically to Executive’s designated bank accounts.

2.3.
Travel Expenses for Business Trips
Domestic and international travel will be according to Company Travel Policy and/or normal business travel approach for Senior Executives. For any international non-stop airline flight greater than six (6) hours, Executive is entitled to Business Class accommodations.

2.4.
      Reimbursement for Transportation and Parking
Company shall reimburse Executive for round trip transportation costs to and from the Company’s principal office location if public transportation is used as the means of transportation to and from the Company’s principal office location. Company shall reimburse Executive for parking costs incurred if Executive use of personal transportation is used as the means of transportation to and from the Company’s principal office location and if no determined safe, well-lit, free-of-charge parking is available within one city block of the Company’s principal office location.

3.
Equity Awards.

3.1.
    Initial Stock Option
Subject to the approval of the Company’s Board of Directors, which approval has been granted prior to the execution of this Agreement, upon or near the Executive’s Start Date, Executive will receive an initial option grant to purchase 90,000 shares of the Company’s common stock, at a purchase price equal to the fair market value of the Company’s Common Stock on the date of grant (such fair market value to be determined by the closing price on the day prior to the date of grant). The option will be subject to the terms and conditions applicable to options granted under the Company’s 2009 Stock Option Plan (the “Plan”), as described in the Plan and the applicable option agreement Executive will be required to sign. All shares subject to such option will vest over two years from the grant date, the “Vesting Commencement Date”). Twenty-five percent (25%) of the shares subject to such option shall vest on the 6-month anniversary of the Vesting Commencement Date and the remaining options shall vest in equal 6-month installments over the two years. The initial stock options will expire three years after the Vesting Commencement Date.

4.
Benefits and Perquisites

4.1.
   Benefits
Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer, subject to the terms and conditions of such plans. Executive benefits are to begin on the Start Date.

4.2.
Life Insurance
Company shall pay for Executive premiums of a Term Life Insurance policy, up to a maximum of $5,000 annually, beginning on the Start Date.

4.3.
 401(k) Savings
Executive will be eligible to participate in the Company 401(k) savings program after 3 months of employment beginning on the 1st day of the follow month of eligibility.

4.4.
Paid Vacation, Sick, and Holiday
Vacation and sick time shall be in accordance with Company policies, with four (4) weeks’ vacation and up to 40 hours of sick time per year.

4.5.
Computer and Cell Phone
On the Executive’s Start Date, Executive will be provided a Microsoft Surface Pro 6 laptop, two LG UHD 4k 27” monitors (or the equivalent, with monitor stands), a Microsoft Surface wireless keyboard and mouse and Microsoft Surface Dock. Monthly Executive cell phone charges for domestic and international calling will be reimbursed by Company.

4.6.
 Liability Protection
Executive will be eligible for coverage under the Company Directors and Officers liability insurance.

4.7.
Legal Fees
Company shall promptly reimburse or directly pay on Executive’s behalf, attorney fees and costs incurred by the Executive in connection with the negotiation, drafting, and finalization of this Agreement, up to an amount not to exceed $5,000. Executive acknowledges, understands and agrees that she has been advised of her right to consult with counsel prior to signing this agreement and has either availed herself of this right or voluntarily declined to exercise this right.

4.8.
Allowed Activities
Executive is allowed to participate on non-competing company, university, and/or non-profit organization boards while working at Company full-time, provided that Executive shall not engage in any activity which would reasonably be expected to interfere with the performance of Executive’s duties, services and responsibilities for the Company. Executive agrees to notify Company of such activities.

5.
Termination

5.1.
   At-Will Employment
Subject to the obligations of the Company in Sections 5.2 and 5.3, the Parties acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or be the Company at any time, with or without advance notice.

5.2.
Change of Control
In the event of “Change of Control” and if Executive provides the Company with a general release and covenant not to sue and complies with the terms of this Agreement, the Executive will receive severance pay equal to six (6) months’ base salary if (a) employment is terminated without Cause within six months after a change-in-control, or (b) the Executive’s job responsibilities, reporting status or compensation are materially diminished and the named Executive leaves the employment of the acquiring company within six months after the change-in-control. In addition, in the event of a change-in-control of Company, outstanding stock options granted to the Executive will become immediately vested, with the right to be exercised at the option grant price. For purposes of this Agreement, “Change of Control” shall mean that any person, partnership or corporation acquires all or substantially all of the assets and business of the Company or a majority of the voting power represented by the equity of the Company or any successor thereto.

5.3.
 Severance
If Executive is terminated for any reason other than for Cause or Change of Control and provides the Company with a general release and covenant not to sue and complies with the terms of this Agreement, Executive will receive three (3) months base salary pay to be paid in accordance with the Company’s normally scheduled payroll and payment on a pro-rata basis of annual bonus, and all outstanding stock options that have vested (or that will ordinarily vest within six (6) months) will become immediately vested and will be exercisable for a period of up to 90 days after termination.

5.4.
Voluntary Termination; For Cause Termination
If Executive voluntarily terminates her employment with the Company or if the Company terminates Executive’s employment for Cause, then Executive shall not be entitled to any severance compensation.

5.5.
Death or Disability
If this Agreement terminates due to Executive Death or Disability, Company shall pay Executive, or to Executive heirs or estate if applicable, the Severance listed in Section 5.3.

5.6.
Cause Definition
“Cause” means, for purposes of this agreement, any of the following:
a)
Conviction of the Executive of a felony or any other serious crimes;
b)
Commission by the Executive of any act of theft, fraud, breach of fiduciary duty or gross moral turpitude;
c)
Executive’s gross negligence or willful misconduct in the performance of her duties;
d)
Wrongful misappropriation by the Executive of any Company, or Company clients, money, assets, or other property; or
e)
Any material breach of this Agreement or other violation of Company policy that remains uncured for 30 days after notice of such breach.

6.
Executive’s Restrictive Covenants

6.1.
   Non-Compete
During the term of Executive’s employment, and for any period while severance is being paid in accordance with Section 5.3 above, and in consideration thereof, Executive shall not either alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent, or employee of another organization, be engaged in or concerned with any other duties or pursuits requiring Executive’s active personal services that are in Competition with the business of the Company or will conflict with Executive’s ability or objectivity in performing Executive’s obligations under this Agreement. For this purpose, Competition with the business of the Company includes supplying products or providing services to any customer or client with which the Company has done any business during the period commencing one year prior to the date hereof and ending on the termination of the Executive’s employment with the Company.

6.2.
Confidential Information

The Company, in the course of performing its business activities, (a) acquires and develops trade secrets and confidential and proprietary information which is not generally known in the industry, and (b) acquires trade secrets and confidential and proprietary information of or about the Company’s customers, vendors, business partners, licensors, suppliers and other companies, persons or entities with which the Company maintains or has maintained a business relationship, (hereinafter collectively, “Company Business Relationships”)

Executive recognizes that the knowledge and information received by her or to which she may have access concerning the following information of the Company and of the Company Business Relationships: corporate information, including, but not limited to, business plans and methods, trade secrets, products, services, financial affairs, formulae, technology, know-how, contracts, pricing lists, costs, policies, sales methods, financial information, profits, expenses, operations, operating methods and procedures, blueprints, drawings, processes, statistics, suppliers, marketing data, strategic information, sales and plans for future developments, methods, reports, plans, strategies and efforts, customers, customer lists, customer requirements and information, prospective customers, customer files, proposals and communications with customers and prospective customers, fees, information regarding meeting attendees, employee lists and information, financial and other record systems, records, applications, computers, computer programs, system documentation, hardware, software and information contained therein, marketing and expansion plans, technologies, development, projects, forms and other trade secrets, inventions designs, any facts concerning the systems, methods, procedures or plans developed or used by the Company or Company Business Relationships or other private, confidential or proprietary information of or about the Company or Company Business Relationships which is not already available to the public (collectively, “Confidential Information”) are valuable, special and unique aspects of the business of the Company and the Company Business Relationships. Executive recognizes that such Confidential Information would not be provided to Executive by the Company in the absence of this signed Agreement because of the risks that valuable Confidential Information might otherwise be divulged and thereby damage the Company’s competitive position in the marketplace, damage the Company’s relationship with Company Business Relationships, or otherwise cause damage to Company Business Relationships. “Confidential Information” does not include information that (i) is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement, (ii) is independently developed by Executive after the termination of her employment without the utilization of any Confidential Information or (iii) becomes available to Executive at any time after the termination of her employment from a source which, to Executive’s knowledge, is not prohibited from disclosing such information to Executive by a legal, contractual, fiduciary or other obligation to the Company or any of its affiliates.

Executive agrees that she will not, during or after Executive’s relationship with the Company, (i) disclose, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company or Executive is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty, or (ii) use any Confidential Information for her own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company, except in the proper performance of her duties as instructed by the Company.

Defend Trade Secrets Act Whistleblower Immunity. Executive acknowledges and understands that she shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Also, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.3.
 Non-Solicitation

In an effort to protect and maintain the confidentiality of Company trade secrets, and Company Confidential Information, goodwill and other protectable interests, Executive agrees that during her employment with the Company and for one (1) year after the cessation of such employment (the “Non-Solicitation Period”), she shall not, directly or indirectly:

(i)
for or on behalf of a business competitive with the Company, contact, solicit, canvas, provide services to, contract with, or accept business which competes with the company’s interests or business from any entity or individual which (i) was or has been a customer of the Company within two (2) years prior to the cessation of Executive’s employment, (ii) has received and has outstanding a new business proposal from the Company as of the date of such cessation of Executive’s employment, or (iii) was or is a prospective customer of the Company with which Executive had business related communications within two years prior to the cessation of Executive’s employment or about which Executive had Company marketing information or confidential or proprietary information; and/or

(ii)
solicit, entice, or induce any entity or individual with the effect or the purpose (which need not be the sole or primary effect or purpose) of (i) causing any customer or prospective customer of the Company to refrain from engaging the Company, or (ii) causing any customer to terminate or diminish its relationship with the Company; and/or

(iii)
induce, offer, assist, solicit, encourage or suggest or hire, in any manner whatsoever, (i) that Executive or another business or enterprise offer employment to or enter into a business affiliation with any employee, or representative of the Company, or (ii) that any employee, agent or representative of the Company terminate his or her employment or business affiliation with the Company;

(iv)
or hire, employ or contract with any employee or representative of the Company.

6.4.
Invention Assignment

All patents, trademarks, service marks, copyrights, trade secrets and other intellectual property rights (“Intellectual Property”) relating in any material way to the business of the Company that Executive (either alone or in conjunction with others) conceived, made, obtained or developed during the Term of Executive’s employment with the Company or conceive, make or obtain during the Term of Executive’s employment (whether during or outside of working hours) with the Company (collectively, “Company IP”), is the sole and exclusive property of the Company and shall be considered a “work made for hire.” The Company IP belongs to the Company whether or not such intellectual property is granted patent, trademark, copyright and/or other intellectual property rights, or whether or not applications are or can be filed on any such Company IP. Notwithstanding the foregoing, to the extent that the Company IP does not constitute a work made for hire under applicable law, Executive hereby assigns and transfers to the Company all right, title and interest in and to the Company IP, including, without limitation, any and all copyright, trademark, service mark, patent or other intellectual property rights and goodwill inherent therein or related thereto.

Executive will make full and prompt disclosure to the Company of all Intellectual Property and Company IP, and at the Company’s request and expense (but without additional compensation to Executive), Executive will at any time and from time to time during and after Executive’s employment with the Company execute and deliver to the Company such applications, assignments and other papers) as the Company, in its reasonable discretion, considers necessary to vest, perfect, defend or maintain the Company’s rights in and to the Company IP. Executive has provided to the Company, a complete list of Intellectual Property, if any, conceived, made, obtained or developed by Executive (either alone or in conjunction with others) on or prior to the date hereof, and to the extent that such Intellectual Property does not also constitute Company IP, such Intellectual Property is excluded from the undertakings in this Agreement.

6.5.
No Disparagement
During the term of Executive’s employment and thereafter, Executive shall not criticize, ridicule or make any statement which disparages or is derogatory of the Company or any person affiliated with the Company to any third party or in any public statement.

6.6.
No Failure to Return Property
Upon termination of employment, Executive is to immediately surrender to the Company possession of all Company property in Executive’s possession or control, tangible or intangible, including without limitation equipment, trade secrets, confidential and proprietary information and intellectual property in whatever embodiment or form, and all copies and other reproductions and extracts thereof, including those prepared by Executive. Executive also agrees to destroy any copies of such property and to permanently delete any electronic copies thereof.

7.
Resolution of Disputes

7.1.
   Negotiation
The Parties shall attempt in good faith to resolve any such dispute promptly by negotiation. Either may give the other written notice of any dispute not resolved in the normal course of business, stating that party’s position and proceed with negotiations. Within five (5) business days after delivery of the disputing party’s notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

7.2.
Arbitration
If any issues in dispute are not resolved by such negotiation (or if any party fails to participate in such negotiation), any party may, by written notice to the other, demand that the dispute be resolved by binding arbitration in Boston, MA, before a single arbitrator pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall be instructed, and the parties shall cooperate, with completing the arbitration with a ruling, if possible, in writing on each issue in dispute within 60 days of the arbitrator’s appointment by the AAA. The arbitrator shall have the power to award damages, equitable relief, reasonable attorney’s fees and expenses, and the fees and expenses of the arbitrator and of the AAA to any party. The arbitrator’s rulings and awards shall be final and binding upon the Parties and judgment thereon may be entered in any court having competent jurisdiction. Unless otherwise ordered by the arbitrator, the Company and Executive shall each pay an equal share of the fees and expenses of the arbitrator and of the AAA.

8.
Miscellaneous Provisions

8.1.
   Representation as to Limitations
Executive represents and warrants that Executive is not under any contractual or legal restraint that prevents or prohibits Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

8.2.
Assignment
Executive may not assign this Agreement or an of its rights or obligations under this Agreement without Company’s prior written consent. Company may assign this Agreement or any of its rights and obligations under this Agreement, effective upon written Notice to Executive. This Agreement shall inure to the benefit of Company’s successors and assigns.

8.3.
Notices
Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or by certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the Parties), as follows:
a)
If to Company, at the address set forth on the first page hereto, to the attention of the CEO.
b)
If to Executive, at the address set forth on the first page hereto, to the attention of the Executive.
c)
Or at any other address as any Party shall have specified by notice in writing to the other Party.

8.4.
   Headings
The headings and captions are for convenience only and shall not be deemed to limit, construe, affect, or alter the meaning of the underlying provisions.

8.5.
   Severability
If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction for any reason, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable portion were not contained herein.

8.6.
   Governing Law
This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles hereof.
     8.7 Waiver

Neither the failure nor delay of either party to exercise any right or remedy under this Agreement shall operate or be construed as a waiver of any such right or remedy or constitute an excuse for any subsequent breach of this Agreement.

      8.8 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Electronic signatures are authorized.

      8.9 Entire Agreement

This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, discussions and proposal, both oral and written, between Executive and the Company. This Agreement may not be amended or modified, and no waiver hereunder shall be valid or binding, unless set forth in writing, duly executed by the party against whom enforcement of the amendment, modification or waiver is sought. The Company and Executive each further represents, warrants and agrees that (i) she/it has been represented by competent counsel and participated in the drafting of this Agreement, and (ii) any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

Zoom Telephonics, Inc.	Executive

By: /s/ Joe Wytanis	By:	/s/ Jacquelyn Barry Hamilton
Name: Joe Wytanis		Name: Jacquelyn Barry Hamilton
Title: President & CEO